UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DXP Enterprises, Inc.

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DXP ENTERPRISES, INC.
5301 Hollister
Houston, Texas 77040
(713) 996-4700

April 30, 2019

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of DXP Enterprises, Inc. to be held at 10:00 a.m., Central Time, on Wednesday, June 19, 2019 at our offices, 5301 Hollister, Houston, Texas 77040.

This year you will be asked to consider proposals concerning the election of directors and an amendment to the Company's 2016 Omnibus Plan to increase the number of shares that can be issued under the Company's 2016 Omnibus Incentive Plan.  Shareholders will also be asked to consider and act upon an advisory non-binding resolution approving the Company’s named executive compensation and the ratification of the appointment of Moss Adams, LLP, as the independent registered public accounting firm for the Company for 2019. These matters are explained more fully in the attached proxy statement, which you are encouraged to read.

The Board of Directors recommends that you approve the proposals and urges you to vote at your earliest convenience, whether or not you plan to attend the Annual Meeting.

Thank you for your cooperation.

Sincerely,

/s/ David R. Little
David R. Little
Chairman of the Board,
President and Chief Executive Officer

TABLE OF CONTENTS DESCRIPTION

Notice of Annual Meeting of Shareholders	4
Availability of Proxy Materials	5
Matters To Come Before The Meeting	7
Corporate Governance and Other Board Matters	18
Board's Role in Risk Oversight	20
Consideration of Shareholder Recommendations	20
Security Ownership of Certain Beneficial Owners and Management	22
Executive Officers	23
Compensation Discussion and Analysis	24
Annual Compensation Committee Report	28
2018 Summary Compensation Table	29
CEO Pay Ratio	30
Outstanding Equity Awards	30
Options Exercises and Stock Vested	31
Grants of Plan-Based Awards	31
Potential Payments Upon Termination or Change in Control	32
Compensation of Directors	33
Certain Relationships and Related Transactions	34
Audit Committee Report	35
Principal Auditor Fees and Services	36
Section 16(a) Beneficial Ownership Reporting Compliance	37
Proposals For Next Annual Meeting	37
Incorporation By Reference	40
Other Matters	40

DXP ENTERPRISES, INC.
5301 Hollister
Houston, Texas 77040

Notice of Annual Meeting of Shareholders to be Held June 19, 2019

The Annual Meeting of the Shareholders of DXP Enterprises, Inc., a Texas corporation, will be held on Wednesday, June 19, 2019, at 10:00 a.m., Central Time, at the DXP Enterprises, Inc. offices at 5301 Hollister, Houston, Texas 77040, for the following purposes:

1.	Elect four board of director nominees to hold office as directors until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.	Approve, on a non-binding, advisory basis, the compensation of the named executive officers;
3.	Approve an amendment to the Company's 2016 Omnibus Incentive Plan;
4.	Ratify the appointment of Moss Adams, LLP, as the independent registered public accounting firm of the Company for the year ended December 31, 2019; and
5.	Transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on April 23, 2019, will be entitled to vote at the meeting. Please note that there are separate forms of proxy cards for each class of stock.

By Order of the Board of Directors,

/s/ David R. Little
David R. Little
Chairman of the Board,
President and Chief Executive Officer
April 30, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
June 19, 2019

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) related to the Internet availability of proxy materials, DXP Enterprises, Inc., is providing access to its proxy materials by notifying you of the availability of its proxy materials on the internet. DXP’s Proxy Statement for the Annual Meeting to be held on June 19, 2019 and Annual Report on Form 10-K are available at http://materials.proxyvote.com/233377, which does not have “cookies” that identify visitors to  the site. This website is not a form for voting and presents only an overview of the more complete proxy materials. Shareholders are encouraged to access and review the proxy materials before voting. This site will also have directions to attend the meeting and vote in person.

DXP ENTERPRISES, INC.
Proxy Statement
For Annual Meeting of Shareholders
to be Held June 19, 2019

This Proxy Statement is furnished to the shareholders of DXP Enterprises, Inc. (the “Company” or “DXP”), 5301 Hollister, Houston, Texas 77040 (Tel. No. 713 996-4700), in connection with the solicitation by the Board of Directors of DXP (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, June 19, 2019, at 10:00 a.m., Central Time, at DXP’s principal executive offices, 5301 Hollister, Houston, Texas 77040, or any adjournment thereof.

Proxies, appointing David R. Little and Kent Yee to serve as proxies, in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein, unless revoked in the manner provided below. The Board recommends a vote “FOR” the election of nominees for director listed in this proxy statement and the accompanying proxy card, “FOR” the amendment to the Company's 2016 Omnibus Incentive Plan, “FOR” approval, on a non-binding, advisory basis, the compensation of the named executive officers and “FOR” ratification of the appointment of Moss Adams LLP, as the independent registered public accounting firm of the Company for the year ended December 31, 2019. If a shareholder does not specify otherwise in the proxy, the shares represented by his or her proxy will be voted as recommended by the Board.

The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire.  The proxy of a record holder may be revoked at any time before it is exercised by written notice delivered to the Corporate Secretary at 5301 Hollister, Houston, Texas 77040 at or prior to the meeting. We are mailing to shareholders of record a Notice of Internet Availability of Proxy Materials and will make this proxy statement and our annual report, which contains audited financial statements for the year ended December 31, 2018, available to our shareholders of record on or about May 8, 2019. If your shares of common stock are held in “street name,” your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on your broker’s or intermediary’s voting instruction card. To vote the shares that you hold in “street name” in person at the annual meeting, you must bring a legal proxy from your broker, bank or other nominee.

At the close of business on April 23, 2019 (the “Record Date”) there were outstanding and entitled to vote 17,594,990 shares of Common Stock, par value $0.01 per share (the “Common Stock”), 1,122 shares of Series A Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), and 15,000 shares of Series B Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), and only the holders of record on the Record Date are entitled to vote at the meeting.

The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The holders of record of Series A Preferred Stock and Series B Preferred Stock on the Record Date will be entitled to one-tenth of one vote per share on each matter presented to such holders at the meeting voting together with the holders of Common Stock as a single class. The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is necessary to constitute a quorum for the transaction of business at the meeting.

Shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class, held by shareholders present in person or represented by proxy, including shares held by shareholders that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present at the meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the meeting, the broker cannot vote the shares, they will return a broker non-vote as to that matter, and the broker non-votes will only be counted as present in determining whether a quorum is present.  Broker non-votes will have no effect on matters that require approval by the affirmative vote of a majority of the shares present and entitled to vote on the matter.  Abstentions will have the same effect as votes against a proposal for matters that require approval by the affirmative vote of a majority of the shares present and entitled to vote on the matter.  Broker non-votes and any abstentions would not be treated as, and would have no effect on, a vote for or against a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter. Broker non-votes and any withhold votes will have no effect on the plurality vote on the election of directors.

The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class and entitled to vote at the meeting is required for the election of directors. The affirmative vote of the holders of shares representing at least a majority of the shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, that are entitled to vote at the meeting and that are represented at the meeting, by person or proxy, is required for approval of the amendment to the Company's 2016 Omnibus Incentive Plan, the non-binding, advisory vote on executive compensation and the ratification of the appointment of Moss Adams LLP, as the independent registered public accounting firm of the Company for the year ended December 31, 2019.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to vote with respect to each of the four nominees for election to the Board. All directors hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or their earlier resignation or removal.

It is the intention of the persons named in the proxies for the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the proxies “FOR” the election of each of the nominees named below, unless otherwise specified in any particular proxy. Management of DXP does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board. In accordance with DXP’s Bylaws and Texas law, a shareholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors.

The persons listed below have been nominated for election to fill the four director positions.

NOMINEE	AGE	POSITION	SINCE
David R. Little	67	Chairman of the Board, President and Chief Executive Officer	1996
Cletus Davis	89	Director	1996
Timothy P. Halter	52	Director	2001
David Patton	69	Director	2016

Information Regarding Nominees and Directors

Background of Nominees for Director

David R. Little. Mr. Little has served as Chairman of the Board, President and Chief Executive Officer of DXP since its organization in 1996 and also has held these positions with SEPCO Industries, Inc., predecessor to the Company (“SEPCO”), since he acquired a controlling interest in SEPCO in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President. Mr. Little gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies. He also provides leadership skills and knowledge of our local community and business environment, which he has gained through his long career with DXP and its predecessor companies.

Cletus Davis. Mr. Davis has served as a Director of DXP since 1996. Mr. Davis is an attorney, Board Certified as a Commercial Real Estate attorney, Texas Board of Specialization, practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C. Mr. Davis brings to our Board a diverse business background, financial experience, and experience analyzing risk.

Timothy P. Halter.  Mr. Halter has served as a Director of DXP since July 2001. Mr. Halter is the Chairman and Chief Executive Officer of Halter Financial Group, Inc., a position he has held since 1995. Halter Financial Group is a Dallas, Texas based consulting firm specializing in the areas of mergers, acquisitions and corporate finance. Mr. Halter brings to our Board extensive experience in the area of corporate finance.

David Patton.  Mr. Patton has served as a Director of DXP since July 2016.  Mr. Patton is a partner at Locke Lord LLP and Co-Chair of the Locke Lord LLP’s Energy Practice Group.  He has over 39 years of experience in various legal aspects of the oil and gas industry, including acquisitions and sales of assets or equity interests, drafting and negotiating leases, contracts, and agreements related to field operations.  David has represented clients in connection with surface use conflicts, day to day exploration and development activities, and the resolution of oil and gas disputes.  He is a frequent speaker on oil and gas issues and is active in the Rocky Mountain Mineral Law Foundation and the State Bar of Texas.  Mr. Patton brings to our Board a diverse business background, experience with acquisitions and experience with publicly held companies.

Board Recommendation

Our Board recommends that you vote "FOR" each of or "FOR ALL" the election of the above nominees.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Meeting, the shareholders will vote on a non-binding, advisory resolution regarding the compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our shareholders. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a shareholder the opportunity to express approval or withhold approval of the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in DXP’s 2019 proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.”

The Company and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of our executive compensation program.

Because your vote is advisory, it will not be binding upon DXP or our Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

This proposal must be approved by the affirmative vote of the holders of shares representing at least a majority of the shares entitled to vote at the meeting and represented at the meeting, by person or proxy, by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class. Abstentions  with respect to the approval of this proposal will have the effect of a vote against this proposal.  Broker non-votes will not be treated as shares that are represented at the meeting for the purposes of this proposal and will have no effect on this proposal.

Board Recommendation

Our Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of DXP’s named executive officers.

PROPOSAL 3: APPROVAL OF THE AMENDMENT TO THE DXP ENTERPRISES, INC. 2016 OMNIBUS INCENTIVE PLAN
On June 19, 2019, the Board adopted an amendment to the DXP Enterprises, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) to increase the number of shares that can be issued under the 2016 Plan from 500,000 shares to a total of 1,000,000 shares, which represents an increase of 500,000 shares (the “Amendment”), subject to shareholder approval at the 2019 Annual Meeting of shareholders. If approved by the holders of shares representing at least a majority of the shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, that are entitled to vote at the meeting and that are represented at the meeting, by person or proxy, the Amendment will become effective as of the date that the vote of the shareholders occurs (the “Effective Date”). A copy of the Amendment is included in this proxy statement as Appendix A.

Purpose of the Amendment
The Board believes it is in the best interest of the Company that shareholders approve the Amendment to increase the number of shares that are available for awards under the 2016 Plan. The Board believes that encouraging our employees, non-employee directors and service providers to own shares of our Common Stock fosters broad alignment between the interests of those individuals and the interests of our shareholders. The Board also believes that increasing the number of shares that are available for awards under the 2016 Plan as provided in the Amendment to the 2016 Plan will help us to attract, motivate and retain talented, qualified employees, non-employee directors and service providers, and the increase will allow the Company to continue to grant annual stock-based compensation. If the Amendment is not approved, the Company does not expect to have sufficient shares to meet its anticipated long-term equity compensation needs under the Company’s existing long-term equity compensation plans. See “Determination of Number of Shares for the Amendment” below.
Highlights of the Amendment

The Company sponsors and maintains the 2016 Plan. At the Annual Meeting, we will ask our shareholders to approve the Amendment, which authorizes an increase in the number of shares of our Common Stock that may be issued under the 2016 Plan by 500,000, which will increase the plan limit from 500,000 shares to a total of 1,000,000 shares.

This summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Amendment, which appears as an annex to this proxy statement. Any shareholder of the Company may obtain a copy of the Amendment and 2016 Plan documents by sending a written request to DXP’s Corporate Secretary at the Company’s principal executive offices.

Approval of the Amendment requires the affirmative vote of the holders of shares representing at least a majority of the shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, that are entitled to vote at the meeting and that are represented at the meeting, by person or proxy. For this proposal, abstentions will have the same effect as votes “against” the proposal, while broker non-votes will have no effect on the outcome of the proposal.
Determination of Number of Shares for the Amendment

If the Amendment is approved, the aggregate number of shares of Common Stock that will be reserved and available for issuance after the Effective Date pursuant to awards under the 2016 Plan is expected to be 745,026. In setting the number of proposed shares issuable under the 2016 Plan, as amended, the Board considered a number of factors, including, historical equity award granting practices, the number of shares currently available and the total outstanding equity awards under the 2016 Plan, the number of shares needed for future awards in light of the Company’s current circumstances as well as future hiring and retention needs.

Shares Available and Outstanding Equity Awards
As of April 23, 2019, we had 17,594,990 shares of Common Stock issued and outstanding (not including treasury shares). 500,000 shares of Common Stock were approved for issuance under the 2016 Plan and as of April 23, 2019, 214,178 shares remain available. Our share usage under the 2016 Plan has been as follows:

	Restricted Stock Units	Restricted Stock Awards
Grants in 2016	—	108,553
Grants in 2017	—	18,672
Grants in 2018	—	131,413
Grants in 2019	—	30,384
Shares available for reissue (forfeitures)	—	(3,200)
Historical Equity Award Granting Practices
In setting and recommending to shareholders the number of shares to be authorized under the Amendment, the Board considered the historical number of equity awards granted under the 2016 Plan. In 2016, 2017 and 2018, the Company used approximately 108,553, 18,672 and 131,413 respectively, of the shares authorized under the 2016 Plan to make equity awards for an average per year of approximately 86,213. Our average annual burn rate (shares granted divided by weighted average shares outstanding) over the last three years has been 1.4%. Based on historical granting practices and the recent trading price of our Common Stock at the close of trading on April 23, 2019 of $44.82, and anticipated grants in future years, the 2016 Plan is expected to cover awards for approximately 2.48 years.
Material Terms of the 2016 Plan

Overview

The 2016 Plan became effective on June 20, 2016. The 2016 Plan is a broad-based incentive plan that provides for the granting of awards to our employees, our non-employee directors, and non-employee service providers The following is a summary of the material terms of the 2016 Plan.

Number of Shares Subject to the 2016 Plan

Prior to the Amendment, the aggregate maximum number of shares of our Common Stock that could be issued under the 2016 Plan was 500,000 shares (collectively, the “Plan Share Limit”). In addition, the maximum aggregate number of shares of our Common Stock that may be subject to incentive stock options granted under the 2016 Plan is 500,000. If the shareholders approve of the Amendment, the aggregate maximum number of shares of our Common Stock that may be issued under the 2016 Plan, and as a result, the Plan Share Limit, will be 1,000,000 shares.
Any shares of our Common Stock that are issued subject to an award granted under the 2016 Plan shall be counted against the Plan Share Limit as one share for every one share issued pursuant to the award.
Eligibility for Awards
Our employees are eligible to receive awards under our 2016 Plan. In addition, the non-employee directors of our Company and service providers (consultants, agents, representatives, advisors, and independent contractors) who render services to the Company or an affiliate that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities, will be eligible to receive certain awards settled in shares of our Common Stock under our 2016 Plan. Only those persons who are, on the dates of grant, key employees of the Company or any parent corporation or subsidiary corporation are eligible for grants of incentive stock options. The only persons who are eligible to receive performance stock awards, performance unit awards and cash performance awards under the plan are key executive employees who, by the nature and scope of their positions, regularly directly make or influence policy decisions which significantly impact the overall results or success of the Company. Non-employee directors and service providers are only eligible to receive nonqualified stock options, SARs, restricted stock, and restricted stock unit awards.
We cannot determine at this time the ultimate number of employees, non-employee directors and service providers who will ultimately receive awards under the 2016 Plan because the Board and Compensation Committee have absolute discretion to select the individuals to whom awards shall be granted and the nature and amount of such awards. However, we currently have approximately 2,740 employees, approximately 31 key employees, 7 key executive employees and 3 non-employee directors who may potentially be eligible to receive awards under the 2016 plan. There are currently no service providers being considered for grants of awards under the 2016 Plan. Awards will be awarded in the Board’s or the Compensation Committee’s discretion on the basis of each eligible participant’s contribution to the Company’s goals and objectives.
Administration
The Board will administer the 2016 Plan with respect to awards to non-employee directors and the Compensation Committee will administer the 2016 Plan with respect to awards to employees and service providers. In administering awards under our 2016 Plan the Board or the Compensation Committee, as applicable (the “committee”), has the power to determine the terms of the awards granted under our 2016 Plan, including the exercise price, the number of shares subject to each award and the exercisability of the awards. The committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the plan.
On a calendar year basis, the Compensation Committee may, by resolution, delegate to one or more of its members or to one or more officers of the Company the limited authority to grant awards under the 2016 Plan during such calendar year (other than performance stock award, performance unit awards and cash performance awards) to designated classes of employees, who are not officers of the Company or any affiliate and subject to the provisions of Section 16 of the Exchange Act, and to service providers.

Type of Awards
Under our 2016 Plan, the committee may grant:

•
options to acquire our Common Stock, both incentive stock options that are intended to satisfy the requirements of section 422 of the Internal Revenue Code and nonqualified stock options which are not intended to satisfy such requirements. The exercise price of options granted under our 2016 Plan must at least be equal to the fair market value of our Common Stock on the date of grant and the term of an option may not exceed ten years, except that with respect to an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

•
stock appreciation rights, or SARs, which allow the recipient to receive the appreciation in the fair market value of our Common Stock between the date of grant and the exercise date. The amount payable under the stock appreciation right may be paid in cash or with shares of our Common Stock, or a combination thereof, as determined by the committee.

•	restricted stock awards, which are awards of our shares of Common Stock that vest in accordance with terms and conditions established by the committee.

•	restricted stock units, which are awards that are based on the value of our Common Stock and may be paid in cash or in shares of our Common Stock.

•
other types of equity-based or equity-related awards not otherwise described by the terms and provision of the 2016 Plan, including the grant or offer for sale of unrestricted shares of the Company’s Common Stock, and which may involve the transfer of actual shares of the Company’s Common Stock or payment in cash or otherwise of amounts based on the value of shares of our Common Stock and may be designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

•	other cash-based awards to eligible persons in such amounts and upon such terms as the committee shall determine.
An award granted under the 2016 Plan must include a minimum vesting period of at least one year, provided, however, that an award may provide that the award will vest before the completion of such one year period upon the death or qualifying disability of the grantee of the award or a change of control of the Company and awards covering, in the aggregate, 25,000 shares of our Common Stock may be issued without any minimum vesting period.
Under our 2016 Plan, the Compensation Committee may also grant performance stock, performance unit and cash performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Performance stock, performance unit and cash performance awards are awards that will result in a payment to a participant only if the Section 162(m) performance goals included in the plan and established by the Compensation Committee for the award are achieved or the award otherwise vests in accordance Section 162(m). A performance stock award is otherwise similar to a restricted stock award and a performance unit award is otherwise similar to a restricted stock unit award.
For years prior to 2018, the Compensation Committee could also grant under the 2016 Plan performance stock, performance unit and cash performance awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Performance stock, performance unit and cash performance awards were awards that resulted in a payment to a participant only if the Section 162(m) performance goals included in the plan and established by the Compensation Committee for the award were achieved or the award otherwise vested in accordance Section 162(m). For years prior to 2018 it was intended that our 2016 Plan conform with the standards of Section 162(m) with respect to performance stock, performance unit and cash performance awards intended to satisfy Section 162(m). See “Internal Revenue Code Limits on Deduction of Executive Compensation” below for further information concerning changes to Section 162(m) and the effect of performance-based compensation after 2017.
Awards may be granted under our 2016 Plan in substitution for stock options and other awards held by employees of other corporations who are about to become employees of our Company or any of its subsidiaries. The terms and conditions of the substitute awards granted may vary from the terms and conditions set out in our 2016 Plan to the extent the Board may deem appropriate.
Awards may be granted under our 2016 Plan in substitution for stock options and other awards held by employees of other corporations who are about to become employees of our Company or any of its subsidiaries. The terms and conditions of the substitute awards granted may vary from the terms and conditions set out in our 2016 Plan to the extent the Board may deem appropriate.

Adjustment of Awards
The existence of outstanding awards will not affect in any way the right or power of our Company to make any adjustments, recapitalizations, reorganizations or other changes in our Company’s capital structure or its business. If our Company shall effect a capital readjustment or any increase or reduction of the number of shares of our Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number and per share price of our Common Stock subject to outstanding awards under our 2016 Plan shall be appropriately adjusted.
If we are not the surviving entity in any merger, consolidation or other reorganization; if we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets; if we are to be dissolved; or if we are a party to any other corporate transaction, then the committee may:

•	accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised shall terminate;

•
require the mandatory surrender to our Company of some or all of the then outstanding awards as of a date in which event the committee will then cancel such awards and our Company will pay to each such holder an amount of cash per share equal to the excess, if any, of the per share price offered to shareholders of our Company in connection with such transaction over the exercise prices under such awards for such shares;

•	have some or all outstanding awards assumed or have a new award of a similar nature substituted for some or all of the then outstanding awards;

•
provide that the number of our shares of Common Stock covered by an award will be adjusted so that such award when exercised will then cover the number and class or series of our Common Stock or other securities or property to which the holder of such award would have been entitled pursuant to the terms of the agreement or plan relating to such transaction if the holder of such award had been the holder of record of the number of shares of our Common Stock then covered by such award; or

•	make such adjustments to awards then outstanding as the committee deems appropriate to reflect such transaction.
After a merger or consolidation involving our Company each holder of a restricted stock award granted under our 2016 Plan shall be entitled to have his restricted stock appropriately adjusted based on the manner in which the shares of our Common Stock were adjusted under the terms of the agreement of merger or consolidation.
Awards under our 2016 Plan shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.
Term of the Plan and Period During Which Awards May Be Granted
The Plan will continue indefinitely until it is terminated by the Board as provided in the 2016 Plan. However, as required by the Internal Revenue Code, no ISO awards may be granted under the 2016 Plan on or after the tenth anniversary of the date the plan was adopted by the Board, unless the 2016 Plan is subsequently amended with the approval of shareholders, to extend the period for granting such awards.
The Board may alter, amend, or terminate our 2016 Plan and the committee may alter, amend, or terminate any award agreement in whole or in part; however, no termination, amendment, or modification shall adversely affect in any material way any award previously granted, without the written consent of the holder.

U.S. Federal Income Tax Consequences of Awards Granted Under The 2016 Plan
The following is a general summary of certain of the U.S. Federal income tax consequences to participants who are either U.S. citizens or residents with respect to awards granted under the 2016 Plan.
Incentive Stock Options
When the committee grants an employee an incentive stock option (“ISO”) to purchase shares of our Common Stock under the 2016 Plan, the employee will not be required to recognize any U.S. Federal taxable income as a result of the grant or as a result of the employee’s exercise of the ISO; however, the difference between the exercise price and the fair market value of the shares of our Common Stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of the shares acquired through exercise of an ISO (assuming such sale does not occur within two years of the date of grant of the ISO or within one year from the date of exercise), any gain (or loss) will be taxed as long term capital gain (or loss) and we will not be entitled to any deduction in connection with the sale (or the grant or exercise) of the ISO. With respect to a sale of shares that occurs after the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares.
However, if the employee sells the shares acquired upon exercise of an ISO before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the employee will be treated as having received, at the time of sale, compensation taxable as ordinary income, and we will be entitled to a corresponding deduction. The amount treated as compensation income is the excess of the fair market value of the shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long or short term capital gain, depending on how long such shares were held. With respect to a sale of shares that occurs before the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares and the compensation income reported at the time of sale of the shares.
Nonqualified Stock Options
When the committee grants a nonqualified stock option (“NSO”) to purchase shares of our Common Stock under the 2016 Plan, the recipient will not be required to recognize any U.S. Federal taxable income as a result of the grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the NSO. Generally, the measure of the income will be equal to the difference between the fair market value of the shares of our Common Stock acquired on the date the shares are acquired and the option price. The tax basis of the shares acquired on exercise of the NSO for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the NSO. The income reportable on exercise of the NSO by an employee is subject to Federal tax withholding. Generally, we will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a NSO.
Stock Appreciation Rights
The grant of a SAR under the 2016 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us, at the time of grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the SAR equal to the appreciation in the fair market value of our Common Stock between the date of grant and the exercise date of the SAR (assuming the grant price was set at the fair market value of our Common Stock on the date of grant). Generally, the measure of the income will be equal to the amount realized on exercise of the SAR. The income reportable on exercise of the SAR by an employee is subject to Federal tax withholding. Generally, we will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a SAR.
Restricted Stock Awards
The grant of a restricted stock award (“RSU”) under the 2016 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant unless the recipient timely makes an election under Section 83(b) of the Internal Revenue Code, as described below. Upon the expiration of the forfeiture restrictions applicable to the restricted stock award (i.e., as the shares become vested), the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of those shares at that time over the amount (if any) the recipient paid for the shares. The income realized by an employee is subject to Federal tax withholding. We will be entitled to a deduction in the amount and at the time the recipient recognizes income. If an election under Section 83(b) of the Internal Revenue Code has not been made, any dividends received with respect to any restricted shares that are not vested (i.e., the forfeiture restrictions have not yet lapsed) generally will be treated as compensation that is taxable as ordinary income to the recipient and we will be entitled to a corresponding deduction. With respect to any restricted shares that are vested (i.e., the forfeiture restrictions have lapsed), the recipient will be taxed on any dividends on such shares as the dividends are paid to the recipient (and such dividends will be characterized as dividend income and not compensation income) and we will not be entitled to deductions with respect to the dividends paid.
If a participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the restricted shares awarded under the restricted stock award, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.
Restricted Stock Unit Awards
The grant of an RSU award under the 2016 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. At the time the RSU award vests and is paid the recipient will recognize ordinary income and we will be entitled to a corresponding deduction. Generally, the measure of the income and deduction with respect to an RSU will be the fair market value of our Common Stock at the time the RSU is paid. The income realized under the RSU award that is reportable by an employee is subject to Federal tax withholding.
Performance Stock and Performance Unit Awards
Performance stock awards granted under the 2016 Plan generally have the same tax consequences as restricted stock awards, as discussed above.
A recipient of a performance unit award under the 2016 Plan generally will not realize U.S. Federal taxable income at the time of grant of the award, and we will not be entitled to a deduction at that time with respect to the award. When the performance goals applicable to the performance unit award are attained and amounts are paid under the award, the holder of the award will be treated as receiving compensation taxable as ordinary income, and we will be entitled to a corresponding deduction.
Other Cash-Based and Stock-Based Awards
The grant of a cash-based award under the 2016 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. Generally, at the time the other cash-based award is settled in cash, the recipient will recognize ordinary income and we will be entitled to a corresponding deduction, in the amount of cash received by the recipient under the award at that time.
Other stock-based awards granted under the 2016 Plan generally have the same tax consequences as RSU awards, as described above.
Internal Revenue Code Limits on Deduction of Executive Compensation
For years prior to 2018, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallowed a tax deduction for any publicly held corporation for compensation paid in excess of $1 million for any taxable year to the corporation’s chief executive officer and three other most highly compensated executive officers as of the end of any taxable year (other than the chief financial officer). However, qualifying “performance-based compensation” was exempted from the $1 million deduction limit if certain requirements were met.
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, generally repealed the qualifying “performance-based compensation” exception described above for years beginning after December 31, 2017, and, in addition, expanded the group of executive officers covered by including the Chief Financial Officer and certain former executive officers. Following enactment of the Tax Cuts and Jobs Act of 2017, we generally expect that compensation paid to our applicable named executives in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017. However, given the uncertain scope of the binding written contract transition relief and the absence of rulemaking at this time, the impact of the elimination of the performance-based compensation exemption from Section 162(m) with respect to outstanding performance awards and other pre-2018 performance incentives paid after 2017 is not yet known. The Compensation Committee expects that Section 162(m) will become less of a factor in designing executive compensation with the repeal of the performance-based compensation exemption in Section 162(m).

New Plan Benefits

Future awards under the 2016 Plan to our non-employee directors, executive officers, employees and service providers are made at the discretion of the Compensation Committee, or the Board in certain instances, and are not subject to set benefits or amounts. For a discussion of the federal income tax consequences of the issuance and exercise of options shares underlying the 2016 Plan, please see the section entitled “U.S. Federal Income Tax Consequences of Awards Granted Under The 2016 Plan.” For information regarding our recent practices with respect to equity-based compensation under the 2016 Plan, please see the “2018 Summary Compensation Table,” which includes certain information regarding awards granted to our named executive officers during fiscal year 2018 as well as the equity grants to our non-employee directors described under “Compensation of Directors.”

Plan Benefits
The following table sets forth the number of shares of our Common Stock subject to stock options, restricted stock units, restricted stock awards and performance unit awards granted under the 2016 Plan that have been received by or allocated as of April 23, 2019 to the following persons or groups:

(i)	our Chief Executive Officer;

(ii)	each of our other NEOs;

(iii)	our current executive officers as a group;

(iv)	our current non-executive officer directors as a group;

(v)	each nominee for election as a director;

(vi)	all employees, other than current executive officers, as a group;

(vii)	each associate of any such director, executive officer or nominee; and

(viii)	each other person who received or is to receive 5% of the awards.

Name and Position	Restricted Stock Units (#)	Stock Option Awards (#)	Restricted Stock Awards (#)	Performance Stock Unit Awards (#)
David R. Little Chairman of the Board, President and Chief Executive Officer	—	—	84,750	—
Kent Yee Senior Vice President/Chief Financial Officer	—	—	7,300	—
Gene Padgett Senior Vice President/Chief Accounting Officer	—	—	750	—
John J. Jeffery Senior Vice President/Supply Chain Services	—	—	7,300	—
Todd Hamlin Senior Vice President/Sales	—	—	7,300	—
Chris Gregory Senior Vice President/Chief Information Officer	—	—	25,000	—
David Vinson Senior Vice President/Innovative Pumping Solutions	—	—	7,300	—
All current executive officers as a group	—	—	139,700	—
All current non-executive officer directors as a group	—	—	900	—
All employees, other than current executive officers, as a group	—	—	149,322	—
Each nominee for election as a director*	—	—	—	—
Each associate of any director, executive officer or nominee	—	—	—	—
Each other 5% holder or future 5% recipient	—	—	—	—
All employees, including all current officers who are not executive officers, as a group	—	—	149,322	—
* Does not include current directors nominated for election, as they are included above.

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2018, relating to our equity compensation plans pursuant to which grants of options, restricted stock, or certain other rights to acquire our shares may be granted from time to time.

Plan Category	Number of Shares to be issued on exercise of outstanding options	Weighted average exercise price of outstanding options	Non-vested restricted shares outstanding	Weighted average grant price	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	169,293	31.05	272,210
Equity compensation plans not approved by security holders	—	—	—	—	—
TOTAL	—	—	169,293	31.05	272,210

Board Recommendation

The Board recommends that you vote ‘FOR’ the approval of the Amendment to the Company’s 2016 Omnibus Incentive Plan.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the board has appointed Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. The board is seeking ratification of the appointment of Moss Adams LLP for the 2019 fiscal year. Shareholder ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the 2019 fiscal year is not required by our bylaws, state law or otherwise. However, the board is submitting the selection of Moss Adams LLP to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Moss Adams LLP for future services.

At the annual meeting, shareholders will be asked to consider and act upon a proposal to ratify the appointment of Moss Adams LLP. This proposal must be approved by the affirmative vote of the holders of shares representing at least a majority of the shares entitled to vote at the meeting and represented at the meeting, by person or proxy, by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class. Abstentions with respect to the approval of this proposal will have the effect of a vote against this proposal.  Ratification of the appointment of Moss Adams LLP is a ‘routine’ matter and therefore brokers may vote shares on behalf of shareholders in their own discretion if no instructions are provided on how to vote on this matter.  Representatives of Moss Adams LLP are expected to be in attendance at the annual meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

Board Recommendation

Our Board recommends that you vote “FOR” the ratification of Moss Adams LLP as our independent registered public accounting firm for 2019.

Corporate Governance and Other Board Matters

DXP is committed to having sound corporate governance principles. Having such principles is essential to running DXP’s business efficiently and maintaining DXP’s integrity in the marketplace.

Code of Conduct and Code of Ethics for Senior Financial Officers

DXP has adopted a code of conduct for directors, officers (including DXP’s principal executive officer, principal financial officer and controller) and employees. Also, DXP has adopted a code of ethics for senior financial officers (including DXP’s principal executive officer, principal financial officer and controller). The Code of Conduct and Code of Ethics for Senior Financial Officers are available on DXP’s website at http://www.DXPE.com. DXP intends to post amendments to or waivers (to the extent applicable to DXP’s principal executive officer, principal financial officer or controller, or persons performing similar functions), if any, from its Code of Ethics for Senior Financial Officers at the same location on the DXP website.

Policy Regarding Restricted Transactions

Our directors and executive officers are prohibited from engaging in speculative transactions in Company securities, such as trading in puts and calls, or selling securities short. We have adopted a pledging limitation policy for our directors and executive officers restricting directors and executive officers from pledging shares of the Company and holding shares of the Company in margin accounts. Directors and executive officers of the Company may pledge shares or hold shares in margin accounts so long as all of the following policy requirements are met: (i) prior to pledging shares or holding shares in a margin account such director or executive officer shall obtain approval from the Chief Financial Officer, and (ii) in no event shall the total number of shares collectively pledged by our directors and executive officers exceed 10% of the Company’s total outstanding Common Stock.

Board Independence

The Board has determined that each of the current directors standing for re-election, except David R. Little, the Chairman of the Board and Chief Executive Officer, has no material relationship with DXP (either directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is “independent” within the requirements of the NASDAQ listing standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board of Directors has no material relationship with DXP (directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is “independent” within the requirements of the NASDAQ listing standards.

Board Structure and Committee Composition

The Board does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The directors serving on the Board possess considerable professional and industry experience and a unique knowledge of the challenges and opportunities that DXP faces. As such, the Board believes that it is in the best position to evaluate the needs of DXP and to determine how best to organize DXP’s leadership structure to meet those needs. The Board believes that the most effective leadership structure for DXP at the present time is for Mr. Little to serve as both Chairman of the Board and Chief Executive Officer.

This model has succeeded because it makes clear that the Chairman of the Board and Chief Executive Officer is responsible for managing our business, under the oversight and review of our Board. This structure also enables our Chief Executive Officer to act as a bridge between management and the Board, helping both to act together in pursuing the best interests of shareholders. Mr. Little has been our Chairman of the Board and Chief Executive Officer since DXP’s organization in 1996 and has been with DXP and its predecessor companies for over 40 years.

There is no specific lead independent director. The Board believes that there is already substantial independent oversight of DXP’s management and a strong counterbalancing governance structure in place, as demonstrated by the following:

•	We have a majority of independent directors: Three out of the four directors meet the criteria for independence required by NASDAQ; only Mr. Little is deemed not to be independent.

•
All committees are composed solely of independent directors: Our Audit, Compensation and Nominating and Governance Committees are each composed solely of independent directors. Each of our independent directors serves on each of the committees.

•
Non-employee directors meet regularly: Our non-employee directors typically meet in executive sessions without our employee director (Mr. Little) at each regularly scheduled Board meeting. Our non-employee directors held four executive sessions during the year ended December 31, 2018.

The Board has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. During the fiscal year ended December 31, 2018, the Board met four times, the Compensation Committee met four times, the Nominating and Governance Committee met four times and the Audit Committee met four times. Each director attended (whether in person or telephonically) all of the meetings of the Board and committees of which he was a member. DXP does not have a policy regarding director attendance at Annual Meetings of Shareholders. One director attended the last Annual Meeting of Shareholders.

Messrs. Davis, Halter, and Patton are the members of the Audit, Compensation and Nominating and Governance Committees.

Audit Committee

DXP has an Audit Committee, which assists the Board in fulfilling its responsibilities for general oversight of the integrity of DXP’s financial statements, DXP’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of DXP’s independent auditors. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter; appoints, evaluates and determines the compensation of DXP’s independent auditors; reviews and approves the financial statements, the audit fee and the scope of the annual audit; reviews DXP’s disclosure controls and procedures, internal controls and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on DXP’s financial statements. The Audit Committee works closely with management as well as DXP’s independent auditors. Furthermore, the Audit Committee has the responsibility of overseeing DXP’s Business Ethics Policy. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Board has determined that Audit Committee Chairman Tim Halter is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K, as adopted by the Securities and Exchange Commission, and was independent within the meaning of the NASDAQ listing standards. The report of the Audit Committee is included herein. A current copy of the charter of the Audit Committee is available on DXP’s website at http://www.DXPE.com.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of DXP’s executive officers and directors; produces an annual report on executive compensation for inclusion in DXP’s proxy statement; provides general oversight of equity compensation plans; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include: reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending DXP’s incentive compensation for executive officers and share compensation programs (subject to shareholder approval if required); recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its charter.

The Compensation Committee charter provides that the Compensation Committee may delegate any of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of not less than two members of the Compensation Committee. No such delegation of duties and responsibilities occurred in 2018. In addition, the Compensation Committee may delegate to one or more individuals the administration of equity incentive or employee benefit plans, unless otherwise prohibited by law or applicable stock exchange rules. Any such delegation may be revoked by the Compensation Committee at any time.

A current copy of the charter for the Compensation Committee is available on DXP’s website at http://www.DXPE.com.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include: annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and Chief Executive Officer and presenting the results of the review to the Board and to the Chairman of the Board and Chief Executive Officer; reviewing and recommending proposed changes to DXP’s charter or bylaws and Board committee charters; recommending Board committee assignments; reviewing governance-related shareholder proposals and recommending Board responses; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

A current copy of the charter for the Nominating and Governance Committee is available on DXP’s website at http://www.DXPE.com.

Board’s Role in Risk Oversight

Our Board administers its risk oversight function primarily by receiving regular reports from Mr. Little, our Chairman of the Board and Chief Executive Officer, and other members of our senior management who supervise various aspects of our business, including operations, finance, compliance, investor relations and safety and environmental matters, on risk management. The Audit Committee and the Compensation Committee review risks related to the Company’s financial and compensation practices, respectively. By having these committees engaged in aspects of risk oversight, the Board intends to have a focus on financial, enterprise and compensation risks. The Board believes that its administration of risk management oversight has not affected the Board’s leadership structure, as described above.

Consideration of Shareholder Recommendations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary
DXP Enterprises, Inc.
5301 Hollister
Houston, Texas 77040

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with longstanding DXP values and standards. They should have broad experience at the policy-making level in business, government, education or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The Nominating and Governance Committee does not have a specific policy regarding diversity and believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experiences, knowledge, attributes and abilities that will allow the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. The Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for the Board as set forth in the Company’s bylaws, and the procedures described in the section entitled “Proposals for Next Annual Meeting” in this proxy statement. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for DXP’s Annual Meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. In evaluating such nominations, the Nominating and Governance Committee will seek to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. The sessions are scheduled and chaired by the Chair of the Audit Committee. Any non-management director may request that an additional executive session be scheduled.

Communications with the Board

Shareholders may communicate with the Board by submitting an e-mail to the attention of the Board at hrgrp@dxpe.com or by mailing correspondence to the Board of Directors c/o Human Resources, 5301 Hollister, Houston, Texas 77040. All such correspondence will be forwarded to the Board. Communications that are intended specifically for non-management directors should be sent to the attention of the Audit Committee. All such correspondence will be forwarded to the Chairman of the Audit Committee, or if unavailable, to the other members of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 23, 2019 with respect to (i) persons known to DXP to be beneficial holders of five percent or more of the outstanding shares of either Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) named executive officers, directors and director nominees of DXP and (iii) all executive officers and directors of DXP as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock listed below. We calculated the percentage of shares outstanding based on 17,594,990 shares of Common Stock, 1,122 shares of Series A Preferred Stock, and 15,000 shares of Series B Preferred Stock outstanding as of April 23, 2019. In accordance with SEC regulations, we also include shares issuable upon exercise of options or settlement of restricted stock units (“RSUs”) or other derivative securities that are vested or exercisable, or will become vested or exercisable, within 60 days of April 23, 2019 (the “table date”). None of the beneficial owners in the following table own any options, RSUs or other derivative securities that will vest or become exercisable within 60 days of the table date. Those shares are deemed to be outstanding and beneficially owned by the person holding such option, RSU or other derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

NAME OF BENEFICIAL OWNER (1)	COMMON STOCK	%	SERIES A PREFERRED STOCK	%	SERIES B PREFERRED STOCK	%
David R. Little	1,311,096	7.5%	—	—	15,000	100.0%
Todd Hamlin	23,645	*	—	—	—	—
John Jeffery	22,858	*	—	—	—	—
David C. Vinson	6,563	*	—	—	—	—
Kent Yee	21,686	*	—	—	—	—
Chris Gregory	26,973	*
Cletus Davis, Director	18,683	*	—	—	—	—
Timothy P. Halter, Director	26,486	*	—	—	—	—
David Patton	8,988	*	—	—	—	—
All executive officers and, directors as a group (11 persons)	1,470,582	8.4%	—	—	15,000	100.0%

Blackrock, Inc. (2)	2,410,172	13.7%	—	—	—	—
Nantahala Capital Management, LLC (3)	1,147,964	6.5%
Van Berkom & Associates Inc. (4)	1,102,076	6.3%
Dimensional Fund Advisors LP (5)	1,010,183	5.7%
The Vanguard Group (6)	957,071	5.4%
Frontier Capital Management Co., LLC (7)	767,436	4.4%

Donald E. Tefertiller (8)	—	—	374	33.3%	—	—
Norman O. Schenk (8)	—	—	374	33.3%	—	—
Charles E. Jacob (8)	—	—	187	16.7%	—	—
Ernest E. Herbert (8)	—	—	187	16.7%	—	—
*Less than 1%

(1)	The business address for all listed beneficial owners is 5301 Hollister, Houston, Texas 77040, unless otherwise noted.

(2)
Based solely on a Schedule 13G/A filed with the SEC on January 28, 2019, BlackRock, Inc. and its subsidiaries have sole voting power with respect to 2,363,798 of these shares and sole dispositive power with respect to 2,410,172 shares. The address for BlackRock, Inc., is  55 East 52nd Street, New York, NY 10055.

(3)
Based solely on a Schedule 13G filed with the SEC on February 14, 2019, Nantahala Capital Management, LLC.have shared voting and dispositive power with respect to 1,147,964 shares, that Nantahala Capital Management, LLC shares with each of Messrs. Harkey and Mack, its managing members. The address for Nantahala Capital Management, LLC. is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(4)
Based solely on a Schedule 13G filed with the SEC on February 11, 2019, Van Berkom & Associates Inc. have sole voting and dispositive power with respect to 1,102,076 shares. The address for Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP have sole voting power with respect to 958,305 of these shares and sole dispositive power with respect to 1,010,183 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group have sole voting power with respect to 28,472 of these shares, shared voting power with respect to 900 shares, sole dispositive power with respect to 928,924 shares and shared dispositive power with respect to 28,147 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019, Frontier Capital Management Co., LLC. have sole voting power with respect to 406,041 of these shares and sole dispositive power with respect to 767,436 shares. The address for Frontier Capital Management Co. is 99 Summer Street, Boston, MA  02110.

(8)
The last known addresses for Donald Tefertilla, Norman O. Schenk, Charles Jacob and Ernest E. Herbert are 4425 Congressional Drive, Corpus Christi Texas 78413, 4415 Waynesboro, Houston, Texas 77035, P.O. Box 57, Kenner, Louisiana 70062 and 320 Time Saver Avenue, Harahan, LA 70123, respectively.

EXECUTIVE OFFICERS

The following section sets forth the names and background of the executive officers.

Background of Executive Officers

NAME	POSITION	AGE
David R. Little	Chairman of the Board, President and Chief Executive Officer	67
Kent Yee	Senior Vice President/Chief Financial Officer	44
Gene Padgett	Senior Vice President/Chief Accounting Officer	49
David C. Vinson	Senior Vice President/Innovative Pumping Solutions	67
John J. Jeffery	Senior Vice President/Supply Chain Services	50
Todd Hamlin	Senior Vice President/Sales	46
Chris Gregory	Senior Vice President/Chief Information Officer	43

David R. Little. Mr. Little’s biography is provided under “Information Regarding Nominees and Directors” above.

Kent Yee. Mr. Yee was appointed Senior Vice President/Chief Financial Officer in June 2017.  Currently, Mr. Yee is responsible for acquisitions, finance, accounting and human resources of DXP. From March 2011 to June 2017, Mr. Yee served as Senior Vice President Corporate Development and led DXP's mergers and acquisitions, business integration and internal strategic project activities. During March 2011, Mr. Yee joined DXP from Stephens Inc.'s Industrial Distribution and Services team where he served in various positions and most recently as Vice President from August 2005 to February 2011. Prior to Stephens, Mr. Yee was a member of The Home Depot’s Strategic Business Development Group with a primary focus on acquisition activity for HD Supply.  Mr. Yee was also an Associate in the Global Syndicated Finance Group at JPMorgan Chase. He has executed over 43 transactions including more than $1.4 billion in M&A and $3.4 billion in financing transactions primarily for change of control deals and numerous industrial and distribution acquisition and sale assignments. He holds a Bachelors of Arts in Urban Planning from Morehouse College and an MBA from Harvard University Graduate School of Business.

Gene Padgett. Mr. Padgett was appointed Senior Vice President/Chief Accounting Officer in May 2018. Prior to joining the
Company, Mr. Padgett spent ten years with Spectra Energy in several positions with increasing responsibility including General
Manager of U.S. and Canadian Tax, Director of U.S. Operations Accounting and General Manager Corporate Accounting. Prior
to Spectra Energy, he spent seven years with Duke Energy in various roles covering Corporate Accounting, Accounting Research and Policy and working as a divisional controller. Mr. Padgett started his career at PricewaterhouseCoopers.

David C. Vinson. Mr. Vinson was elected Senior Vice President/Innovative Pumping Solutions in January 2006. He served as Senior Vice President/Operations of DXP from October 2000 to December 2005. From 1996 until October 2000, Mr. Vinson served as Vice President/Traffic, Logistics and Inventory. Mr. Vinson has served in various capacities with DXP since his employment in 1981.

John J. Jeffery. Mr. Jeffery serves as Senior Vice President of Supply Chain Services, Marketing and Information Technology and has served as an officer of the Company since 2006. He oversees the strategic direction for the Supply Chain Services business unit while leveraging both Marketing and Information Technology to drive innovative business development initiatives for organizational growth and visibility. He began his career with T.L. Walker, which was later acquired by DXP in 1991. During his tenure with DXP, Mr. Jeffery has served in various significant capacities including branch, area, regional and national sales management as well as sales, marketing and Service Center vice president roles. He holds a Bachelor of Science in Industrial Distribution from Texas A&M University and is also a graduate of the Executive Business Program at Rice University.

Todd Hamlin. Mr. Hamlin was elected Senior Vice President of DXP Sales in June of 2017. Previously, he held the position of Senior Vice President of DXP Service Centers since June of 2010. Mr. Hamlin joined the Company in 1995. From February 2006 until June 2010 he served as Regional Vice President of the Gulf Coast Region. Prior to serving as Regional Vice President of the Gulf Coast Region he served in various capacities, including application engineer, product specialist and sales representative. From April 2005 through February 2006, Mr. Hamlin worked as a sales manager for the UPS Supply Chain Services division of United Parcel Service, Inc. He holds a Bachelors of Science in Industrial Distribution from Texas A&M University and a Master in Distribution from Texas A&M University. Mr. Hamlin serves on the Advisory Board for Texas A&M’s Master in Distribution degree program. In 2014, Mr. Hamlin was elected to the Bearing Specialists Association’s Board of Directors.

Chris Gregory. Mr. Gregory was elected Senior Vice President and Chief Information Officer in March of 2018. Mr. Gregory joined the Company in August 2006. From December 2014 until January 2018 he served as Vice President of IT Strategic Solutions. Prior to serving as Vice President of IT Strategic Solutions he served in various roles, including application developer, database manager as well as leading the business intelligence and application development departments. He holds a Bachelor of Business Administration and Computer Information Systems from the University of Houston and an MBA from The University of Texas at Austin, McCombs School of Business.

All officers of DXP hold office until the regular meeting of the board of directors following the Annual Meeting and until their respective successors are duly elected and qualified or their earlier resignation or removal.

Compensation Discussion and Analysis

The Compensation Committee is composed of Cletus Davis, Timothy Halter and David Patton. The purpose of the Compensation Committee is to review, approve and make recommendations to the Board on matters regarding the compensation of officers, directors, employees, consultants and agents of DXP and act as the administrative committee for any incentive compensation plans and equity-based plans of DXP. The Compensation Committee makes its compensation decisions based upon its own research and analysis, with input from the principal executive officer or chief executive officer other than with respect to his own compensation. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for, compensation consultants, legal, accounting and other advisors as the Compensation Committee deems necessary to carry out its duties. No compensation consultants were retained and no formal compensation studies were performed in connection with determining the 2018 compensation of our executive officers.

We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly-qualified executive management team. With respect to our principal executive officer, principal financial officer and the other three most highly-compensated executive officers (collectively referred to as the “Named Executives”), this discussion describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the Named Executives and the policies and practices to administer such programs.

Compensation Philosophy and Objectives

The Compensation Committee is comprised entirely of non-employee directors. In addition to offering market competitive compensation programs, we place significant emphasis on pay for results where the primary goal is to motivate executive management to achieve the business and strategic objectives that drive shareholder value. Our executive compensation programs have been designed to achieve the following objectives:

•	attract and retain talented and experienced executives by offering market competitive compensation;

•	encourage teamwork and support a pay-for-results policy; and

•	motivate key executives to achieve strategic business initiatives and to reward them for their achievements.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both base salary and incentive compensation, with an emphasis on pay that is based on DXP’s performance.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to the compensation levels of all other Named Executives, the Compensation Committee meets with our Chief Executive Officer who makes recommendations to the committee regarding the compensation of the other Named Executives.

The Compensation Committee carefully considers the recommendations of the Chief Executive Officer when making decisions on setting base salary and granting awards under the incentive cash bonus plan to other Named Executives. The Compensation Committee determines equity incentive awards for each Named Executive on a case by case basis. In making compensation determinations, the Compensation Committee acts on the recommendations of the Chief Executive Officer, with modifications as deemed appropriate by the Compensation Committee, for Named Executives other than the Chief Executive Officer. The Compensation Committee determines each element of compensation for the Chief Executive officer and the other Named Executives.

The allocation between cash and non-cash compensation for Named Executives is based on the Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. For the fiscal year ended December 31, 2018, the elements of the compensation mix included:

•	Base salary;

•	Incentive cash and stock bonuses;

•	Other equity based compensation; and

•	Broad-based benefits programs

Base Salary

The Compensation Committee establishes the base salary of each Named Executive based on consideration of the individual’s performance and experience, company performance and internal equitable considerations to support teamwork. The Compensation Committee considers the recommendations of our Chief Executive Officer in determining the appropriate base salary levels for the Named Executives, other than the Chief Executive Officer. The Compensation Committee considers the compensation of the Chief Executive Officers of other comparable publicly-held companies in determining the appropriate base salary for our Chief Executive Officer. Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly-qualified executive team, it believes that a significant portion of executive compensation should be based on a pay-for-results model.

Incentive Cash and Stock Bonuses

Under the terms of the employment agreement with our Chief Executive Officer, he is entitled to receive a bonus of 5% of our profit before income tax, which is determined and paid on a quarterly basis. The Compensation Committee can decide to pay all or a portion of this bonus in the form of restricted stock. The determination of whether the bonus is to be paid in cash or shares of restricted stock is to be made prior to the date on which the amount of the bonus is determined. If shares of restricted stock will be issued, the number of shares is determined by dividing the portion of the bonus to be paid in restricted stock by the closing price of a share of our Common Stock on the last day of the period for which the bonus was earned, rounded up to the nearest whole share. For 2016, the Compensation Committee decided to pay the entire bonus in shares of restricted stock. In 2017, the Compensation Committee decided to pay the bonus in cash and shares of restricted stock. For 2018, all incentive cash bonuses were paid in cash.

At the beginning of each year, our Chief Executive Officer makes a recommendation to the Compensation Committee, which the Committee reviews and approves, regarding whether our other Named Executives will receive an incentive cash bonus and, if so, how the incentive cash bonus will be calculated. For 2018, the Named Executives were eligible for a cash bonus. The cash bonus was calculated by multiplying our profit before income tax by two percentages. Profit before income tax, up to a maintenance amount (which was $16,891,895 for 2018), was multiplied by a percentage referred to as the Maintenance Incentive Factor (which ranged on a sliding scale from 0% to a maximum of 1.14%). Profit before income tax above the maintenance amount was multiplied by a higher percentage referred to as the Growth Incentive Factor (which ranged on a sliding scale from 0% to a maximum of

3.43%). The 2018 cash bonus payout was capped at a base Growth Incentive Factor of 1.5% and our other Named Executives received $541,880 each as incentive cash bonuses in 2018.

Other Equity-Based Compensation

The Compensation Committee awards equity-based compensation to reward past performance and to retain our Named Executives by granting awards that vest over time. Historically, the Compensation Committee of the Board of Directors granted equity incentive awards to David R. Little. These equity awards are generally in the form of restricted stock that vest equally over a three-year period (on March 1st of each vesting year). The amount of these awards was determined by the Compensation Committee based on monetary thresholds based upon the increase of sales and net income for the preceding fiscal year. For awards potentially granted in 2018 based on the Company's performance in 2017 fiscal year, Mr. Little maximum possible award was 15,000 shares of the Company's common stock. For the potential grant of awards in 2019 based on the Company's performance in the 2018 fiscal year, Mr. Little’s maximum possible award is 30,000 shares of the Company’s common stock. There were not any shares awarded to Mr. Little in 2018. After the conclusion of the fiscal year at issue, the Compensation Committee determines the percentage of this maximum that will be awarded based on thresholds previously set by the committee which correspond to various sales and net income growth levels for the preceding fiscal year. However, if sales and net income increase by 13% or more from the preceding fiscal year, the maximum 30,000 shares would be awarded, while growth of less than 1% in sales and net income result in no award of shares. Growth between 1% and 13% results in an award between zero and 30,000 shares, based on the sliding scale in the table below.

Sales Growth (%)
Net Income Growth (%)%	<1	1 - 2	>2 - 4	>4 - 6	>6 - 8	>8 - 10	>10
<1	—	—	10	10	15	15	20
1 - 3	10	35	40	45	50	55	60
>3 -6	15	40	45	50	55	60	70
>6 - 9	20	45	50	55	60	70	80
>9 - 11	25	50	55	60	70	80	90
>11 - 13	25	55	60	70	80	90	95
>13	25	60	65	80	90	95	100

*The numbers in the table are the percentage of the maximum award that would be received based on the combination of net income growth percentage results and sales growth percentage results.

All of these awards are granted pursuant to the 2016 Omnibus Incentive Plan.

The Compensation Committee also determines whether grants of equity-based compensation will be given to the other Named Executives each year based on the performance of the Company as a whole, the performance of the business unit for which the Named Executive is responsible and the contribution that the Named Executive made to the Company, together with a recommendation of our Chief Executive Officer. The equity-based compensation awarded to the Named Executives is determined by the Compensation Committee on a case-by-case basis and granted under the Company’s 2016 Omnibus Incentive Plan. David Little received an award of 3,750 shares of restricted stock during 2018. Chris Gregory, Chief Information Officer received an award of 20,000 shares of restricted stock during 2018. There were no other equity awards granted to the Named Executives during 2018.

Broad-Based Benefits Programs

Broad-based benefits, which are available to all employees, include health, dental, disability and life insurance, paid vacation time and company contributions to a 401(k) profit-sharing retirement plan. These benefits are provided in accordance with practices within the marketplace and, we believe, are a necessary element of compensation in attracting and retaining employees.
Executive Employment Agreements

DXP entered into an employment agreement effective January 1, 2004, as amended, with Mr. Little. The agreement is for an initial term of three years, renewable annually for a term to extend three years from such renewal date. The agreement provides for compensation of a minimum amount of $448,000 per year, to be reviewed at least annually for possible increases, monthly bonuses equal to 5% of the profit before tax of DXP as shown on the books and records of DXP at the end of each month and other perquisites in accordance with DXP policy. The aggregate of the monthly bonuses in any calendar year must not exceed twice his annual base salary. In the event Mr. Little terminates his employment for “Good Reason” (as defined in the employment agreement), or is terminated by the Company for other than “Good Cause” (as defined in the employment agreement), Mr. Little would receive a cash lump-sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the agreement, (ii) an amount equal to the sum of the most recent 12 months of bonus paid to him, (iii) two times the sum of his current annual base salary plus the total of the most recent 12 months of bonuses, (iv) all compensation previously deferred and any accrued interest thereon, and any accrued vacation pay not yet paid by the Company, and (v) continuation of benefits under the Company’s benefit plans for the current employment period. Mr. Little is also entitled under the agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control or any payment of distribution made to him. In the event of Mr. Little’s death while employed by DXP, his estate will receive Mr. Little’s base salary in equal bi-weekly installments for a period of twenty-four months after the month of his death. In 2012, the Compensation Committee increased Mr. Little’s base salary from $448,000 to $600,000 and has not increased his base salary since that time (subject to prior temporary reduction as described above).

Internal Revenue Code Limits on Deduction of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to public corporations for compensation paid in excess of $1,000,000 for any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers as of the end of any fiscal year (other than the Chief Financial Officer).  However, qualifying "performance-based compensation" was exempted from the $1,000,000 deduction limit if certain requirements were met.

Historically, the Compensation Committee designed certain components of executive compensation to qualify as "performance-based compensation" to ensure full deductibility.  However, the Compensation Committee reserved the right to pay compensation that did not meet the "performance-based compensation" requirements because the Compensation Committee believes that shareholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs might have resulted in certain non-deductible compensation expenses.  Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserved the right to do so in the future in appropriate circumstances.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, generally repealed the qualifying "performance-based compensation" exception described above for years beginning after December 31, 2017, and, in addition, expanded the group of executive officers covered by including the Chief Financial Officer and certain former executive officers.  Following enactment of the Tax Cuts and Jobs Act of 2017, we generally expect that compensation paid to our applicable named executives in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017.  However, given the uncertain scope of the binding written contract transition relief and the absence of rulemaking at this time, the impact of the elimination of the performance-based compensation exemption from Section 162(m) with respect to outstanding performance awards and other pre-2018 performance incentives paid after 2017 is not yet known.  The Compensation Committee expects that Section 162(m) will become less of a factor in designing  executive compensation with the repeal of the performance-based compensation exemption.

Administrative Policies and Practices

In administering the compensation programs of the Named Executives, the Compensation Committee meets at least four times a year in conjunction with regularly scheduled Board meetings. The Compensation Committee also meets telephonically to discuss special items (such as the payment of special bonuses). The Compensation Committee members regularly confer with our chief executive officer on matters regarding the compensation of the Named Executives, other than the chief executive officer, and other executive officers.

Influence of Say-on-Pay Results on Executive Compensation Decisions

The Compensation Committee is attentive to the outcome of the shareholder “Say on Pay” vote. At the Company’s 2018 annual shareholder meeting, the holders of 12,798,993 shares of common stock cast votes for approval of the proposal and the holders of 858,240 shares of common stock cast votes against approval of the proposal, with 116,168 abstaining. In addition, all shares of Series A Preferred Stock and Series B Preferred Stock that cast votes at the 2018 annual shareholder meeting cast votes for approval of the proposal. As the Company already holds annual “Say on Pay” votes, the Compensation Committee did not change any practices or programs as a result of the 2018 meeting’s “Say on Pay” vote outcome.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2018, and no member of the Compensation Committee was an officer of the Company or any of its subsidiaries during the prior three years. In addition, during 2018, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

ANNUAL COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Members of the Compensation Committee:
Cletus Davis (Chairman)
Timothy P. Halter
David Patton

2018 SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by the Company and its subsidiaries for the years ended December 31, 2018, 2017, and 2016 to the Named Executives.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David R. Little President and CEO	2018	597,692	146,063	1,200,000	121,259	2,065,014
	2017	540,000	641,143	397,186	67,777	1,646,106
	2016	551,358	1,373,160	—	79,175	2,003,693
Chris Gregory, Senior VP, Chief Information Officer	2018	167,831	673,800	541,880	18,500	1,402,011
	2017	127,835	—	—	—	127,835
	2016	112,615	81,750	—	—	194,365
Todd Hamlin, Senior VP, Sales	2018	170,000	—	541,880	22,432	734,312
	2017	162,480	223,849	66,805	2,352	455,486
	2016	156,154	219,760	—	2,859	378,773
John Jeffery, Senior VP, Supply Chain Services	2018	170,000	—	541,880	25,877	737,757
	2017	162,481	223,849	66,805	2,699	455,834
	2016	156,154	219,760	—	12,859	388,773
Kent Yee, Senior VP and CFO	2018	170,000	—	541,880	19,954	731,834
	2017	162,481	223,849	66,805	8,381	461,516
	2016	156,154	219,760	—	9,668	385,582

(1)
The amounts shown in the Stock Awards column reflect the full grant date fair value of restricted stock awards (“RSA”) awarded in 2018, 2017, and 2016, respectively, computed in accordance with applicable accounting guidance, as required by Securities and Exchange Commission regulations. See also Note 12, Share-Based Compensation, to our audited financial statements included in our annual report on form 10-K for the year ended December 31, 2018. The amounts shown in the Stock Awards column reflects shares granted as part of the incentive stock bonus and the other equity based compensation for our Named Executive Officers as described further on pages 25 and 26.

(2)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represents bonuses earned during the indicated fiscal year based upon pre-tax income pursuant to DXP’s incentive cash bonus plans, described on page 25 and 26, for services rendered in the indicated fiscal year. Bonus amounts earned are determined and paid quarterly.

(3)	Amounts disclosed under “All Other Compensation” for 2018 consists of the following:

	ALL OTHER COMPENSATION
	David Little	Chris Gregory	Todd Hamlin	John Jeffery	Kent Yee
Other Compensation
401((K) Match	$18,500	$18,500	$18,500	$14,525	$14,764
Perquisites:
Personal use of company plane	79,844	—	—	—	—
Personal use of company-owned auto	—	—	3,932	2,322	5,190
Car allowance	—	—	—	—	—
Social club dues	22,915	—	—	9,030	—
TOTAL:	$121,259	$18,500	$22,432	$25,877	$19,954

CEO PAY RATIO

Pursuant to the Dodd-Frank Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the principal executive officer (“PEO”), Mr. Little, to the median employee’s annual total compensation. Our methodology, material assumptions and estimates for the calculation of this ratio is described below.

•
The median employee was identified as of December 31, 2018 by calculating the median for total cash compensation for 2018 for all full-time, part-time, seasonal, or temporary employees (excluding our CEO), whether located in the U.S., Canada, Mexico, or the United Arab Emirates.

•
Total cash compensation for each employee is used as our consistently applied compensation measure, and this number is derived from amounts reported in our payroll records. The Company believes that total cash compensation is an appropriate measure to identify the median employee, since the use of long-term equity compensation is not widespread at the Company.

•
If a full-time or part-time employee was not employed by the Company for the entirety of the year, an annualized total compensation was calculated for that employee; however, part-time employees were not converted to full-time as part of this annualization.

•
After we identified the median employee based on total cash compensation, we calculated the annual total compensation for both Mr. Little and the median employee using the methodology for calculating the total compensation set forth in the Summary Compensation Table (“SCT”) of this proxy statement. Our annual total compensation in 2018 was determined to be $56,387 for our median employee and $2,065,014 for Mr. Little.

•
The CEO pay ratio was then calculated by dividing the annual total compensation for Mr. Little by the annual total compensation for the median employee, which yielded the ratio of 37:1. Thus, we estimate that Mr. Little’s 2018 annual total compensation was approximately 37 times that of our median employee.

OUTSTANDING EQUITY AWARDS

The following table sets forth certain information with respect to outstanding equity awards to the Named Executives as of December 31, 2018:

Outstanding Equity Awards at 2018 Fiscal Year End
	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
David R. Little	17,000	(1)	473,280	—	—
	3,750	(2)	104,400	—	—
Chris Gregory	3,000	(3)	83,520	—	—
	20,000	(4)	556,800	—	—
Todd Hamlin	600	(5)	16,704	—	—
John Jeffery	—		—	—	—
David C. Vinson	—		—	—	—
Kent Yee	800	(5)	22,272	—	—

* The market value of shares of stock is computed by multiplying the closing market price of our stock at the end of the last completed fiscal year by the number of shares of stock set forth to the left of such figure.

(1) These RSAs fully vest on August 9, 2019.
(2) These RSAs vest in two equal installments commencing on March 31, 2019 and August 9, 2019.
(3) These RSAs vest in three equal annual installments commencing on June 23, 2019 and ending on June 23, 2021.
(4) These RSAs vest in ten equal annual installments commencing on February 1, 2019 and ending on February 1, 2028.
(5) These RSAs fully vested on February 19, 2019.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option exercises and stock awards acquired on vesting during the fiscal year ended December 31, 2018 to the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Little	—	—	18,000	849,340
Chris Gregory	—	—	1,000	39,530
Todd Hamlin	—	—	3,900	120,309
John Jeffery	—	—	4,300	133,043
Kent Yee	—	—	4,100	126,411

(1)Value realized on vesting is calculated by multiplying the closing price of our shares on the NASDAQ on the date of vesting by the number of gross shares that vested on such date, including any shares subsequently withheld in satisfaction of requisite tax withholding.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2018 to the Named Executives.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock Awards ($)(3)
David R.Little	3/31/2018	—	(2)	1,200,000	—	(2)	(2)	3,750	—	—	146,063
Chris Gregory	2/1/2018	—	(1)	541,880	—	—	—	20,000	—	—	673,800
Todd Hamlin	—	—	(1)	541,880	—	—	—	—	—	—	—
John Jeffery	—	—	(1)	541,880	—	—	—	—	—	—	—
Kent Yee	—	—	(1)	541,880	—	—	—	—	—	—	—

(1)
For 2018, the Named Executives were eligible for a cash bonus based on the Company’s performance for that year. The cash bonus was calculated by multiplying our profit before income tax by two percentages. Profit before income tax, up to a maintenance amount (which was $16.9 million for 2018), was multiplied by a percentage referred to as the Maintenance Incentive Factor (ranging from 0.00% to 1.14%). Profit before income tax above the maintenance amount was multiplied by a higher percentage referred to as the Growth Incentive Factor (ranging from 0.00% to 3.43%). The Maintenance Incentive Factor and Growth Incentive Factor vary on a sliding scale based on the amount of the income before taxes relative to sales for that year. The 2018 cash bonus payout was capped at a base growth incentive factor of 1.5%. The actual amount earned by each of the Named Executives for fiscal year ended December 31, 2018 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation, described on pages 25 and 26. The Named Executives were not granted any shares under this program for 2018.

(2)
Under the terms of the employment agreement with Mr. Little, he could receive a bonus of 5% of our profit before income tax, which is determined and paid on a quarterly basis. The Compensation Committee can decide to pay all or a portion of this bonus in the form of restricted stock. For 2018, the Compensation Committee decided to pay this bonus in cash. In 2018, the maximum incentive bonus for Mr. Little was $1,200,000, of which he earned $1,200,000 in cash. In addition, Mr. Little could also earn an additional 30,000 shares restricted stock if certain sales and net income targets were met, as described further above. Mr. Little was not granted any shares under this program for 2018.

(3)
Represents the full grant date fair value of each award computed in accordance with applicable accounting guidance, as required by Securities and Exchange Commission regulations. See also Note 12, Share-based Compensation, to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

None of our Named Executives, other than Mr. Little is entitled to any payments from the Company in the event his employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his employment. None of our Named Executives are entitled to any payments upon a change of control of the Company pursuant to an employment agreement; however, acceleration of vesting events may occur in conjunction with our 2016 Omnibus Incentive Plan.

Mr. Little is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his voluntary termination other than for “Good Reason” (as defined in his employment agreement) or his involuntary termination by the Company for “Good Cause” (as defined in his employment agreement). In the event that the Company had terminated Mr. Little’s employment without “Good Cause” or he had voluntarily terminated with “Good Reason” on December 31, 2018, Mr. Little would have been entitled to a lump-sum severance payment of $6,588,462 and continuation of healthcare benefits and social club dues having a value of $172,909 for a total value of $6,761,371. In the event of Mr. Little’s death, his estate will receive Mr. Little’s base salary in equal bi-weekly installments for a period of twenty-four months after the month of his death. In the event Mr. Little had died on December 31, 2018, his family would have been entitled to payments totaling $1,200,000.

COMPENSATION OF DIRECTORS

Director’s Fees. During 2018, each of our independent directors received a fee of $3,000 for each quarterly board meeting. Our directors who are our employees or otherwise are not independent do not receive any compensation for attending board or committee meetings.

Restricted Stock. In addition to the compensation set forth above, each non-employee director receives restricted stock granted under the 2016 Omnibus Incentive Plan. The number of whole shares granted each July 1 is calculated by dividing $75,000 by the closing price of the Common Stock on such July 1. The fair value of restricted stock awards is measured based upon the closing prices of DXP’s Common Stock on the grant dates and is recognized as compensation expense over the vesting period of the awards.

On July 1, 2018, Messrs. Davis, Halter and Patton each received 1,963 shares of restricted stock. The shares of restricted stock vest on the anniversary of the date of grant.

The table below summarizes the compensation paid by the Company to our Directors, other than Mr. Little, for the fiscal year ended December 31, 2018.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cletus Davis	12,000	74,897	—	—	—	—	86,897
Timothy Halter	12,000	74,897	—	—	—	—	86,897
David Patton	12,000	74,897	—	—	—	—	86,897

(1) Reflects the full grant date fair value of the 2018 restricted stock awards to Messrs. Davis, Halter and Patton

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2012 and 2013, the Company entered into multiple lease agreements for office space for a corporate location in a building owned by an entity controlled by Mr. Little. Charges incurred during 2018 for these leases amounted to $0.7 million. The Company will enter into more leases as DXP employees currently located at our current primary corporate location continue to migrate to the new office building owned by an entity controlled by Mr. Little.

During 2014, the Company entered into a lease agreement for warehouse and office space for a Service Center location in a building owned by an entity controlled by Mr. Little. Rent incurred by DXP during 2018 for this lease amounted to $0.7 million.  During the first quarter of 2016, DXP invested $4.0 million in the entity which owns this building.  During the third and fourth quarters of 2016, the investment was reduced by $4.0 million of distributions received from the entity.

The Company employs six people who work for David Little maintaining real estate owned by Mr. Little. Mr. Little reimburses the Company for the cost of these employees including salaries, payroll taxes, 401(k) matching, health insurance at the COBRA rate, vehicles, fuel and supplies. The cost to Mr. Little for these employees during 2018 was $0.4 million.

During 2015, the Company entered into a lease agreement for warehouse and office space for a Service Center location in a building owned by an entity in which Jay Randle, a retired senior vice president, Nick Little, son of David Little, Kasey Maestas, daughter of David Little, and Andrea Gentle, daughter of David Little, hold a controlling interest. Charges incurred during 2018 for the lease amounted to $0.3 million. In February 2016, Jay Randle retired from the Company.

During 2014, the Company entered into multiple lease agreements for warehouse and office space for Service Center locations in buildings owned by an entity in which Jay Randle holds an interest. Charges incurred during 2018 for these leases amounted to $1.0 million.

During 2015, DXP entered into an agreement to form an entity for which DXP is the primary beneficiary and owns 47.5% of the equity. The remaining 52.5% of the equity ownership includes Jay Randle. At December 31, 2018, the total assets of the entity were $4.5 million, and consolidated losses for the year ended December 31, 2018 were $0.3 million

Nicholas Little, Regional Vice President, son of David Little, earned $665,119 during 2018. Mr. Paz Maestas, Vice President/Operations Support, son-in-law of David Little, earned $672,919 during 2018. Mr. Matt Gentle, Vice President, Metal Works Division, son-in-law of David Little, earned $319,496 during 2018.

Suhail Gregory, Director of Integrations, wife of Chris Gregory, earned $128,930 during 2018.

The Board has adopted written policies and procedures, to be applied by the Audit Committee of the Board, for review, approval or ratification of any transactions with related persons. Those policies and procedures apply to any proposed transactions in which DXP is a participant, the amount involved exceeds $120,000 and any director, executive officer or significant shareholder or any immediate family member of such a person has a direct or material indirect interest. The policy requires that any such proposed transaction be reviewed by the Audit Committee of the Board of Directors to determine, among other things, the benefits of the transaction to DXP, the availability of other sources of comparable products or services and whether the terms of the proposed transaction are comparable to those provided to unrelated third parties.

AUDIT COMMITTEE REPORT

The Audit Committee works closely with management, as well as with DXP’s independent auditors. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with management and the independent auditors. The Audit Committee also has discussed with the Company’s independent auditors the matters required to be discussed by the auditors with the Audit Committee under the rules of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS1301). The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on its discussions with management and with the Company’s independent auditors and on its own review of the Company’s financial statements, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Audit Committee

Timothy P. Halter (Chairman)
Cletus Davis
David Patton

PRINCIPAL AUDITOR FEES AND SERVICES

Moss Adams LLP (“Moss Adams”) served as independent auditors for the fiscal years ended December 31, 2018 and 2017.  Representatives of Moss Adams are expected to be present at the Annual Meeting, to have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

As previously reported, on November 16, 2017, Hein & Associates LLP ("Hein"), combined with Moss Adams effective November 16, 2017, as a result of which Hein resigned as the independent registered accounting firm for the Company and Moss Adams was appointed as the new independent registered public accounting firm for the Company. The change in accountants was approved by the Company’s Audit Committee and did not result from any dissatisfaction with the quality of professional services rendered by Hein.

During the fiscal year ended December 31, 2016 and through the subsequent interim period preceding Hein's resignation, there were no disagreements between the Company and Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein would have caused them to make reference thereto in their report on the Company's financial statements for such year.

During the fiscal year ended December 31, 2017 and through the subsequent interim period preceding Hein's resignation, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, except Hein's report dated March 31, 2017, expressed an opinion that the Company had not maintained effective internal control over financial reporting as of December 31, 2016, because of the effect of material weaknesses on the achievement of the control objectives of the control criteria.

During the fiscal year ended December 31, 2017 and through the subsequent interim period preceding Moss Adam’s engagement, the Company did not consult with Moss Adams on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company's financial statements, and Moss Adams did not provide either a written report or oral advise to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

The following table shows the fees incurred by DXP for the audit and other services provided by Moss Adams for 2018 and 2017.

	2018	2017
Audit Fees (1)	$1,348,000	$890,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,348,000	$890,000
(1) Audit fees represent fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements and performance of procedures related to registration statements. These fees do not include $229,000 of audit fees paid to Hein in 2017 prior to its combination with Moss Adams.

The Audit Committee considers the provision of services by Moss Adams, if any, not related to the audit of DXP’s financial statements and the review of DXP’s interim financial statements when evaluating Moss Adams independence.

The Audit Committee pre-approves all audit and permissible non-audit services by its independent registered public accountant prior to the receipt of such services. All services for the fiscal years ended December 31, 2018 and 2017 set forth in the table above were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires DXP’s officers, directors and persons who own more than 10% of a registered class of DXP equity securities to file statements on Form 3, Form 4 and Form 5 with the Securities and Exchange Commission regarding ownership. Officers, directors and greater than 10% shareholders are required by Section 16(a) to furnish us, with copies of all Section 16(a) reports which they file. Based solely on a review of copies of such reports furnished to us all Section 16(a) filing requirements were met during the fiscal year ended December 31, 2018, except that Messrs. Halter, Patton and Wick each filed one late Form 4, Mr. Vinson filed two late Form 4s (reporting three transactions), Mr. Little filed four late Form 4s (reporting six transactions), Mr. Davis filed two late Form 4s (reporting three transactions), Mr. Gregory filed two late Form 4s, Mr. Hamlin filed three late Form 4s, Mr. Jeffery filed two late Form 4s (reporting three transactions), and Mr. Yee filed two late Form 4s.

PROPOSALS FOR NEXT ANNUAL MEETING

Any proposals of shareholders intended to be included in DXP’s proxy statement for the 2020 Annual Meeting of Shareholders must be received by DXP at its principal executive offices, 5301 Hollister, Houston, Texas 77040, no later than January 8, 2020, in order to be included in the proxy statement and form of proxy relating to that meeting.

Any shareholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2020 Annual Meeting of Shareholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 20, 2020 and March 21, 2020, which is 90 to 120 days prior to the one year anniversary of the upcoming Annual Meeting. In addition, our shareholders must comply with the requirements of the SEC related to nominations and shareholder proposals and the procedural requirements in our bylaws, which shareholders can obtain from us upon request and which are also on file with the SEC. These requirements are separate and apart from and in addition to the requirements of federal securities laws with which a shareholder must comply to have a shareholder proposal included in DXP’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Our bylaws provide that if a shareholder wishes to nominate a person for election as director (which is separate from simply recommending someone to be considered by our Nominating and Governance Committee for inclusion on the Company’s slate of directors) or to propose other business to be considered at one of our annual meetings of shareholders, that shareholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. The shareholder proposing such business or making such nomination must be a shareholder of record of our Company on the date the nomination is delivered to our Corporate Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting. The proposal or nomination must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•
all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including, all information that would be required to be disclosed pursuant to

Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•
a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our Corporate Secretary upon written request; and

•
a written representation and agreement, in the form provided by our Corporate Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

To be considered, proposals for business to be considered by our shareholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;

•	the reasons for conducting such business at the annual meeting;

•
the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment;

•	any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

•
a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such shareholder; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

-	the name and address of such shareholder, as they appear on our books, and of such beneficial owner, if any,

-	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such shareholder and by such beneficial owner,

-
any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital or otherwise directly or indirectly owned beneficially by such shareholder and by such beneficial owner, if any,

-
any other direct or indirect opportunity held or owned beneficially by such shareholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares,

-	any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any shares of any of our securities,

-	any short interest in any of our securities,

-	any right to dividends on our shares of capital stock owned beneficially by such shareholder or such beneficial owner, if any, which right is separated or separable from the underlying shares,

-
any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such shareholder or such beneficial owner, if any, is a general partner or with respect to which such shareholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and

-
any performance-related fees, other than an asset-based fee, to which such shareholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such shareholder’s or such beneficial owner’s immediate family sharing the same household. All such information must be supplemented by such shareholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our Corporate Secretary. Such information shall also include any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from shareholders in support of such proposal or nomination.

The proposing shareholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our policy governing director qualifications and nominations, and that could be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that DXP makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that DXP specifically incorporates this information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement and is not incorporation herein by reference.
OTHER MATTERS

We know of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

The cost of solicitation of proxies in the accompanying form will be paid by DXP. In addition to solicitation by use of the mails, certain directors, officers or employees, who will not receive any additional compensation for the solicitation of proxies, may solicit the return of proxies by telephone, facsimile or personal interview.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees

01 David R. Little 02 Cletus Davis 03 Timothy P. Halter 04 David Patton

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000382109_1 R1.0.1.17

DXP ENTERPRISES, INC.
PROXY - ANNUAL MEETING OF SHAREHOLDERS – SERIES A PREFERRED STOCK
June 19, 2019, 10:00 AM

Notice of Internet Availability of Proxy Material:
The Notice of Meeting, proxy statement and annual report are available at http://materials.proxyvote.com/233377.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Series A Preferred Stock of DXP Enterprises, Inc. (“DXP”) hereby appoints David R. Little and Kent Yee, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Wednesday, June 19, 2019, at 10:00 a.m., Central Time, at the offices of DXP, 5301 Hollister, Houston, Texas 77040 and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return to the Corporate Secretary, 5301 Hollister, Houston, Texas 77040.

 (1) Election of directors:

NOMINEES:
David R. Little, Cletus Davis, Timothy P. Halter, and David Patton

For All	Withhold All	For All Except
☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

__________________________________________________

 (2) Approve, on a non-binding, advisory basis, the compensation of the named executive officers:

For	Against	Abstain
☐	☐	☐

(3) Approve the amendment of the Company’s 2016 Omnibus Incentive Plan:

For	Against	Abstain
☐	☐	☐

(4) Ratify the appointment of Moss Adams, LLP, as the independent registered public accounting firm of DXP for the year ended December 31, 2019:

For	Against	Abstain
☐	☐	☐

In their discretion, the above-named proxies are authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not receive notice of the matter, in accordance with the bylaws, to be presented at the 2019 Annual Meeting of Shareholders after the close of business on the 120th day and prior to the close of business on the 90th day before the anniversary of the preceding year’s annual meeting, and (z) on other matters which may properly come before the 2019 Annual Meeting of Shareholders and any adjournments or postponements thereof or other matters permitted by Rule 14a-4(c) under the Exchange Act.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted (i) “FOR” the election of all of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, “FOR” another Nominee or other nominees to be selected by the Board of Directors, and (ii) “FOR” approval of Items 2, 3 and 4.

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature of Shareholder(s):	Date:

DXP ENTERPRISES, INC.
PROXY - ANNUAL MEETING OF SHAREHOLDERS – SERIES B PREFERRED STOCK
June 19, 2019, 10:00 AM

Notice of Internet Availability of Proxy Material:
The Notice of Meeting, proxy statement and annual report are available at http://materials.proxyvote.com/233377.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Series B Preferred Stock of DXP Enterprises, Inc. (“DXP”) hereby appoints David R. Little and Kent Yee, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Wednesday, June 19, 2019, at 10:00 a.m., Central Time, at the offices of DXP, 5301 Hollister, Houston, Texas 77040 and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return to the Corporate Secretary, 5301 Hollister, Houston, Texas 77040.

(1) Election of directors:

NOMINEES:
David R. Little, Cletus Davis, Timothy P. Halter, and David Patton

For All	Withhold All	For All Except
☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

__________________________________________________

(2) Approve, on a non-binding, advisory basis, the compensation of the named executive officers:

For	Against	Abstain
☐	☐	☐

(3) Approve the amendment of the Company’s 2016 Omnibus Incentive Plan:

For	Against	Abstain
☐	☐	☐

(4) Ratify the appointment of Moss Adams, LLP, as the independent registered public accounting firm of DXP for the year ended December 31, 2019:

For	Against	Abstain
☐	☐	☐

In their discretion, the above-named proxies are authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not receive notice of the matter, in accordance with the bylaws, to be presented at the 2019 Annual Meeting of Shareholders after the close of business on the 120th day and prior to the close of business on the 90th day before the anniversary of the preceding year’s annual meeting, and (z) on other matters which may properly come before the 2019 Annual Meeting of Shareholders and any adjournments or postponements thereof or other matters permitted by Rule 14a-4(c) under the Exchange Act.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted (i) “FOR” the election of all of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, “FOR” another Nominee or other nominees to be selected by the Board of Directors, and (ii) “FOR” approval of Items 2, 3 and 4.

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature of Shareholder(s):	Date: